EXHIBIT 99.1

SEABULK INTERNATIONAL REPORTS FIRST QUARTER 2004 RESULTS

Fort Lauderdale, FL, May 14, 2004 — Seabulk International, Inc. (Nasdaq: SBLK) today reported net income of $5.7 million or $0.24 per diluted share on revenue of $82.5 million for the quarter ended March 31, 2004. Included in the quarter’s results was the previously announced gain of $4.5 million or $0.19 per diluted share on the settlement of litigation. In the year-earlier period, the Company had net income of $1.6 million or $0.07 per diluted share on revenue of $77.2 million. Operating income in the current quarter was $10.4 million compared with $10.8 million in the prior year.

     “Strong performances from our tanker and towing businesses offset continued weakness in the offshore Gulf of Mexico market and enabled us to post a net profit for the quarter,” commented Chairman and Chief Executive Officer Gerhard E. Kurz. “Results in the quarter also benefited from a one-time gain on the settlement of litigation. While we expect some future recovery in the Gulf of Mexico, we took decisive steps in the meantime to reduce costs and consolidate operations in that region. Internationally, our offshore operations continued strong with a notable pickup in West Africa, which is our largest market. The tanker business benefited from full utilization of the fleet as there were no drydockings during the quarter. As previously announced, we added two modern foreign-flag vessels to our tanker fleet at the end of March, the Seabulk Reliant and the Seabulk Trust. Revenue and income from these vessels will be fully reflected in our second quarter results. Looking ahead, we have one tanker drydocking scheduled for the second quarter; both the tanker and towing businesses should continue to perform well, and we anticipate mixed offshore earnings with domestic weak and international strong.”

Results of Operations

     Revenue from Seabulk Offshore, the Company’s largest business with a fleet of 117 offshore energy support vessels, rose to $39.6 million from $37.8 million in the year-earlier period, driven entirely by increased international revenues, and accounted for 48% of total Company revenue. Expenses, however, also increased — mainly for bareboat charter hire — and international profits were not enough to offset domestic losses. As a result, Seabulk Offshore posted an operating loss for the period of $0.9 million versus breakeven results in the year-earlier quarter. In the immediately preceding quarter, ended December 31, 2003, Seabulk Offshore had an operating loss of $4.3 million.

     In the Gulf of Mexico, where the first quarter is traditionally the slowest, both day rates and utilization were down from the year-earlier period and from the immediately preceding quarter. In West Africa, which accounts for more than half the Company’s offshore revenue — and where Seabulk Offshore has the industry’s second largest fleet — utilization increased across all categories and day rates remained firm. In the Middle East and Southeast Asia, which together account for about 25% of offshore revenues, results were improved from the year-earlier period.

     For a complete breakdown of day rates and utilization by region for the Company’s offshore fleet, please see the accompanying charts.

     Revenue from Seabulk Tankers, the Company’s fleet of 10 Jones Act product carriers and the two newly added foreign-flag carriers, totaled $33.5 million or 40% of total Company revenue compared with $30.2 million in the first quarter of 2003 due to higher utilization and the conversion of a bareboat charter to a consecutive voyage charter. Operating income, however, was marginally lower at $10.4 million compared with $11.1 million in the year-ago period as the Company assumed the operating expenses of the previously bareboated vessel and amortized drydocking costs were higher. Revenue and income from the two new foreign-flag tankers will be fully reflected for the first time in results for the second quarter (in the quarter just ended, nine days of revenue for one vessel are included).

     Seabulk Towing, which operates a fleet of 26 tugs in seven southeastern ports and the offshore Gulf of Mexico, had revenue of $9.6 million, representing 12% of total Company revenue for the quarter, compared with $9.3 million a year ago. Operating income of $2.5 million was down slightly from $2.7 million due mainly to higher maintenance and fuel costs. As previously announced, Seabulk Towing’s innovative Ship Docking Module (SDM™) was chosen over a number of competing technologies by a leading European tug operator, which purchased the rights to build and operate two SDMs™ within its home territory of Spain. Seabulk Towing currently has four SDMs™ serving customers in Port Everglades (2) and Tampa (1), Florida and Mobile (1), Alabama.

     With a fleet of 155 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit us on the Web at www.seabulkinternational.com.

Conference Call Information

     Seabulk’s management will hold a conference call and simultaneous online Webcast beginning at 11:00 a.m. EDT today to discuss first quarter results. To access the call, dial 800-243-6403 (for international callers, 312-461-1932). To access the Webcast, visit the Seabulk International Web site at www.seabulkinternational.com and click on the Investors link. A replay of the call will be available until 5:00 p.m. Monday, May 17, by dialing 800-839-6713 (for international callers, 402-220-2306) and using the confirmation number 6289472. A replay of the online Webcast will be available on the Company’s Web site for approximately 90 days.

     This press release includes “forward-looking” information. Forward-looking information includes any statements regarding our expected results of operations, business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Forms 10-K and 10-Q that we have filed with the Securities and Exchange Commission.

SEABULK INTERNATIONAL, INC.

Highlights of Operations (Unaudited)
($ millions except per share)

	Three Months Ended March 31
	2004		2003
Revenue	$82.5		$77.2

Operating Expenses	46.9		41.4
General & Administrative	9.4		9.3
Depreciation	9.9		10.8
Drydocking	5.9		5.7
Gain on Disposal of Assets	—		0.8

Income from Operations	10.4		10.8

Net Interest Expense	(8.0)		(8.0)
Other Income	4.6	(1)	—

Income before Taxes	7.0		2.8
Provision for Foreign Taxes	1.3		1.3

Net Income	5.7		1.6
Net Income Per Share (2)	0.24		0.07

Average Shares Outstanding (000) (2)	23,795		23,435

(1)	Includes a gain of $4.5 million on the settlement of litigation.
(2)	All per share and share amounts are stated on a diluted basis.

SEABULK OFFSHORE FLEET — AVERAGE DAY RATES & UTILIZATION

	Quarter Ended March 31, 2004
	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic (1)

Vessels (2)	21	—	22	2
Laid-Up	—	—	—	1
Effective Utilization (3)	43%	—	63%	95%
Day Rate	$5,001	—	$2,410	$2,686

West Africa

Vessels (2)	33	4	3	—
Effective Utilization (3)	82%	86%	98%	—
Day Rate	$7,281	$6,193	$3,413	—

Middle East

Vessels (2)	6	5	7	5
Effective Utilization (3)	89%	80%	79%	43%
Day Rate	$3,750	$4,565	$1,740	$3,966

Southeast Asia

Vessels (2)	8	—	—	1
Laid-Up	—	—	—	—
Effective Utilization (3)	66%	—	—	100%
Day Rate	$5,422	—	—	$7,700

SEABULK OFFSHORE FLEET — AVERAGE DAY RATES & UTILIZATION

	Quarter Ended Dec. 31, 2003
	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic (1)

Vessels (2)	21	—	24	2
Laid-Up	—	—	—	1
Effective Utilization (3)	61%	—	73%	84%
Day Rate	$5,101	—	$2,463	$2,852

West Africa

Vessels(2)	34	4	1	—
Effective Utilization (3)	73%	82%	81%	—
Day Rate	$7,591	$6,053	$3,224	—

Middle East

Vessels (2)	6	5	7	5
Effective Utilization (3)	75%	94%	92%	58%
Day Rate	$3,711	$4,855	$1,760	$4,975

Southeast Asia

Vessels (2)	8	—	—	1
Effective Utilization (3)	65%	—	—	100%
Day Rate	$5,558	—	—	$7,700

SEABULK OFFSHORE FLEET — AVERAGE DAY RATES & UTILIZATION

	Quarter Ended March 31, 2003
	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic (1)

Vessels (2)	21	—	25	2
Laid-Up	—	—	—	1
Effective Utilization (3)	56%	—	61%	—
Day Rate	$5,192	—	$2,330	—

West Africa

Vessels (2)	32	4	6	1
Effective Utilization (3)	80%	72%	97%	—
Day Rate	$7,223	$6,131	$3,028	—

Middle East

Vessels (2)	6	6	7	6
Laid-Up	—	—	—	1
Effective Utilization (3)	90%	56%	86%	52%
Day Rate	$3,283	$4,457	$1,682	$5,213

Southeast Asia

Vessels (2)	9	1	—	1
Laid-Up	—	—	—	—
Effective Utilization (3)	59%	71%	—	100%
Day Rate	$5,936	$5,149	—	$9,881

(1)	Domestic consists of vessels operating in the United States, the Gulf of Mexico, South America and the Caribbean.
(2)	Held-for-sale and bareboat-out vessels are excluded from the vessel count.
(3)	Effective utilization excludes laid-up vessels.

EXHIBIT 99.2

CONFERENCE CALL SCRIPT — Final
First Quarter 2004
Friday, May 27, 2004, 11:00 a.m. EDT

Conference Host: Akira — Citizens Conferencing

     1. WELCOME (JACK O’CONNELL)

     Thank you, Akira, and good morning, everybody. Welcome to the Seabulk International first quarter earnings conference call. With me today are Gerhard Kurz, Chairman and Chief Executive Officer; Vince deSostoa, Senior Vice President and Chief Financial Officer; Alan Twaits, Senior Vice President and General Counsel; and Mike Pellicci, Vice President of Finance and Controller.

     Our format is as follows: Gerhard will give a brief overview of operating results in the quarter ended March 31, which are detailed for you in the press release we issued this morning. He will also discuss certain ongoing strategic initiatives and the outlook for the quarter ahead. Vince will review the numbers and key financial statistics for the quarter just ended, and then we will take your questions. We will also be filing our Form 10-Q for the first quarter of 2004 later today.

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